Exhibit 99.1

PRESS RELEASE	5700 Las Positas Road Livermore California 94551 925 606 9200

FOR INFORMATION CONTACT:	Dennis Kakures
Chief Executive Officer
925 606 9200

FOR RELEASE January 18, 2006

MCGRATH RENTCORP HIRES KEITH PRATT AS SUCCESSOR TO CFO

LIVERMORE, CA – January 18, 2006 – McGrath RentCorp (NASDAQ:MGRC), a leading rental provider of modular buildings for classroom and office space, and test equipment for general purpose and communications needs, announced today the hiring of Keith Pratt to succeed Tom Sauer as Chief Financial Officer.

Mr. Pratt joins McGrath RentCorp most recently from Advanced Fibre Communications (AFC), a public telecommunications equipment company in Petaluma, California, where he served as Senior Vice President and Chief Financial Officer. Mr. Pratt served as CFO from 1999 until AFC was acquired by Tellabs, at the end of 2004. He also served as Director of Corporate Development at AFC prior to becoming CFO. Prior to Mr. Pratt joining AFC, he served as Director, Strategy & Business Development Group at Pacific Telesis. Mr. Pratt has an undergraduate degree from Cambridge University in Production Engineering and an MBA from Stanford University.

“We are very excited to have Keith join our team at McGrath RentCorp. He has a strong background in both corporate development and serving as a public company CFO. Keith has valuable strengths that will complement other members of our senior management team in growing McGrath RentCorp in the years ahead.” said Dennis Kakures, CEO & President.

“In order to effect a smooth transition of CFO and financial reporting responsibilities, Tom Sauer will remain as CFO until mid-March 2006 while we get Keith introduced to our multiple business operations and begin the transition of having Keith drive the day-to-day financial management of the Company. Once Tom steps out of the CFO role, for the remainder of 2006, he will continue to support Keith and the Company in transferring knowledge, various financial management projects and our strategic planning and growth efforts.”

About McGrath RentCorp:

Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers’ temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K-12 in California. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

For more information on McGrath RentCorp, visit www.mgrc.com